Exhibit 99.1

Investor Contact: Allison Good

The Smith & Wollensky Restaurant Group

Phone: 212-838-2061 x2379

Email: agood@swrg.com

Smith & Wollensky Reports Fourth Quarter & Full Year 2005 Financial Results

New York, April 3, 2006 – The Smith & Wollensky Restaurant Group, Inc. (Nasdaq: SWRG) today announced financial results for the fourth quarter and year ended January 2, 2006.

•	The fourth quarter and full fiscal year 2005 results includes one less operating week, as compared to the fourth quarter and full fiscal year 2004.

•

Results for the fourth quarter of 2005 include $750,000 of charges related to the impairment of the assets at our Smith & Wollensky in New Orleans and also include $314,000 relating to the write-down of assets of the Manhattan Ocean Club, which was closed on December 31, 2005 and is currently being renovated into a new concept, Quality Meats, which is scheduled to open in April 2006.

•

For the fourth quarter of 2005, comparable consolidated restaurant sales, when calculated on a weekly basis, increased 0.9% as compared to the fourth quarter of 2004. Comparable consolidated restaurant sales include only units that have been open for 15 months or longer and do not include the results from our Smith & Wollensky in New Orleans.

•

For the fourth quarter of 2005, total consolidated restaurant sales decreased $4.3 million to $33.7 million, as compared to $38.0 million in the fourth quarter of 2004. Results for the fourth quarter of 2005 reflect one less operating week as well as no sales contribution from the Smith & Wollensky in New Orleans, which closed on August 29, 2005 due to damages from Hurricane Katrina.

•	Net loss for the fourth quarter of 2005 was ($397,000), or ($0.04) per share, vs. a net income of $1.3 million, or $0.13 per diluted share in 2004.

•

Pro forma net income for 2005 was $667,000 or $0.07 per diluted share, as compared to a net income of $1.3 million in 2004. Pro forma net income reflects the exclusion of $750,000 of charges related to the impairment of the assets at our Smith & Wollensky in New Orleans and also excludes $314,000 relating to the write-down of assets of the Manhattan Ocean Club, which was closed on December 31, 2005 and is currently being renovated into a new concept, Quality Meats. Pro forma net income does not reflect the impact of having one less operating week in the fourth quarter of 2005 as compared to 2004 (reconciliation of pro forma net income to GAAP net income are included in the financial tables that follow).

•	Operating income, which includes the $750,000 impairment charge and $314,000 write-down of assets, was $628,000 as compared to $2.6 million in the fourth quarter of 2004.

•	Food and beverage costs as a percentage of consolidated restaurant sales increased approximately 20 basis points, primarily due to higher beef costs during December as compared to the prior year.

•

Salaries and related benefit expenses as a percentage of consolidated restaurant sales increased approximately 90 basis points primarily due to increases in the minimum wage rate in three states where we operate and the District of Columbia.

•

Restaurant operating expenses as a percentage of consolidated restaurant sales increased 113 basis points primarily due to increased professional fees, repairs and maintenance and utility costs in 2005.

•	General and administrative expenses improved by 88 basis points primarily due to a reduction in both payroll and travel-related expenditures in 2005.

For the full year, total consolidated restaurant sales increased $2.3 million to $125.4 million, a 1.9% increase from $123.1 million in 2004. Comparable consolidated restaurant sales for 2005, when calculated on a weekly basis, increased 1.1% from 2004. The net loss for the year was $3.1 million, or $0.33 per share, compared to a net loss of $2.0 million, or $0.22 per share in 2004.

Chairman and CEO Alan Stillman said, “2005 held many unique challenges and notable successes for Smith & Wollensky and overall, we are looking forward to growing, as we develop our Wollensky’s Grill concept for openings beginning in 2007.”

Conference Call

Alan Stillman, Chairman & CEO, and Sam Goldfinger, CFO, will conduct a conference call to review the Company’s financial results for the fourth quarter and year ended January 2, 2006 at 5:00 p.m. ET on Monday, April 3, 2006. Interested parties may listen to the live call over the Internet via http://www.smithandwollensky.com. To listen to the live call, please go to the website at least 15 minutes early to register and to download and install any necessary audio software. If you are unable to listen live, the conference call will also be archived on the website listed above. An audio recording of the conference call, which may contain material non-public information regarding the Company’s results of operations or financial condition for the fourth quarter and full year 2005, is expected to be posted on the Company’s website under the heading Investor Relations immediately following the conference call.

About Smith & Wollensky Restaurant Group

The Smith & Wollensky Restaurant Group develops and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977 and is currently believed to be the largest-grossing à la carte restaurant in the country. Since its inception, the company has grown to include 16 restaurants, including Smith & Wollensky in New York, Miami Beach, Chicago, New Orleans, Las Vegas, Washington, D.C., Philadelphia, Columbus, Dallas, Houston, and Boston. SWRG also operates five other restaurants in New York, including Cité, Maloney & Porcelli, Park Avenue Café, The Post House, and Quality Meats.

Except for historical information contained herein, the statements made in this press release regarding the Company’s business, strategy and results of operations are forward-looking statements which are based on management’s beliefs and information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements. Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which the Company is located, unanticipated changes in labor or food costs, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company’s growth strategy. For a more detailed description of such factors, please see the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Financial Tables Follow)

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
AND SUBSIDIARIES
Consolidated Statements of Operations
(dollar amounts in thousands, except per share amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	January 2,	January 3,	January 2,	January 3,
	2006	2005	2006	2005
	(unaudited)	(unaudited)
Consolidated restaurant sales	$ 33,669	$ 37,990	$ 125,447	$ 123,132
Cost of consolidated restaurant sales:
Food and beverage costs	10,198	11,435	38,021	38,709
Salaries and related benefit expenses	9,271	10,119	37,112	35,915
Restaurant operating expenses	5,541	5,825	21,257	20,105
Occupancy and related expenses	1,993	1,944	7,609	6,489
Marketing and promotional expenses	961	1,413	4,976	5,332
Depreciation and amortization expenses	1,208	1,064	4,778	4,312
Impairment of assets impacted by hurricane, net	750	--	750	--
Write-down of renovated restaurant assets	314	--	314	--
Total cost of consolidated restaurant sales	30,236	31,800	114,817	110,862
Income from consolidated restaurant operations	3,433	6,190	10,630	12,270
Management fee income	279	301	994	1,192
Income from consolidated and managed restaurants	3,712	6,491	11,624	13,462
General and administrative expenses	2,633	3,301	10,195	10,786
Royalty expense	451	546	1,830	1,782
Operating income (loss)	628	2,644	(401)	894
Interest expense	(154)	(414)	(1,092)	(1,401)
Amortization of deferred debt financing costs	(3)	(36)	(61)	(112)
Interest income	53	1	116	2
Interest expense net of interest income	(104)	(449)	(1,037)	(1,511)
Income (loss) before provision for income taxes	524	2,195	(1,438)	(617)
Provision for income taxes	364	70	654	225
Income (loss) before income of consolidated variable interest entity	160	2,125	(2,092)	(842)
Income of consolidated variable interest entity	(557)	(810)	(984)	(1,198)
Net income (loss)	$ (397)	$ 1,315	$ (3,076)	$ (2,040)
Net income (loss) per share:
Basic	$ (0.04)	$ 0.14	$ (0.33)	$ (0.22)
Diluted	$ (0.04)	$ 0.13	$ (0.33)	$ (0.22)
Weighted average common shares outstanding:

Basic	8,958,679	9,378,349	9,263,673	9,377,223
Diluted	8,958,679	9,846,945	9,263,673	9,377,223

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
AND SUBSIDIARIES
Pro Forma Net Income (Loss) and Pro Forma Net Income (Loss) Per Share (1)
(dollar amounts in thousands, except per share amounts)

	Fourth Quarter Ended		Fiscal Year Ended
	January 2,	January 3,	January 2,	January 3,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net income (loss)	$ (397)	$ 1,315	$ (3,076)	$ (2,040)

Impairment of assets impacted by hurricane, net	750	—	750	—

Write-down of renovated restaurant assets	314	—	314	—

Pro forma net income (loss) (1)	$ 667	$ 1,315	$ (2,012)	$ (2,040)

Pro forma net income (loss) per share:
Basic	$ 0.07	$ 0.14	$ (0.22)	$ (0.22)
Diluted	$ 0.07	$ 0.13	$ (0.22)	$ (0.22)
Weighted average common shares outstanding:
Basic	8,958,679	9,378,349	9,263,673	9,377,223
Diluted	8,958,679	9,846,945	9,263,673	9,377,223

(1) Pro forma net income (loss) excludes impairment of
assets impacted by hurricane and the write-down of
renovated restaurant assets. These pro forma calculations
provide meaningful information of the Company's
operating results on a basis comparable with that of
future periods.

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.
AND SUBSIDIARIES
Consolidated Balance Sheet
(dollar amounts in thousands, except per share amounts)
	January 2, 2006	January 3, 2005

Assets
Current assets:
Cash and cash equivalents	$ 2,362	$ 1,821
Short-term investments	265	195
Accounts receivable, net	549	576
Credit card receivable, net	1,990	1,438
Due from managed units	750	352
Merchandise inventory	4,589	5,139
Prepaid expenses and other current assets	1,486	1,103
Total current assets	11,991	10,624
Property and equipment, net	59,633	73,253
Goodwill	6,886	6,886
Licensing agreement, net	3,471	3,637
Long-term investments	4,417	—
Other assets	4,208	4,728
Total assets	$ 90,606	$ 99,128
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$ 202	$ 3,329
Current portion of obligations under capital lease	139	—
Current portion of deferred gain	365	—
Due to managed units	538	674
Accounts payable and accrued expenses	13,578	15,064
Total current liabilities	14,822	19,067
Obligations under capital leases	7,749	11,624
Deferred gain on sales leasebacks	12,958	—
Long-term debt, net of current portion	3,113	9,611
Deferred rent	9,133	8,647
Total liabilities	47,775	48,949
Interest in consolidated variable interest entity	(668)	(572)
Commitments and contingencies
Stockholders’ equity:
Common stock	94	94
Additional paid-in capital	70,066	70,002
Accumulated deficit	(22,503)	(19,427)
Accumulated other comprehensive income	143	82
Treasury stock	(4,301)	—
	43,499	50,751
Total liabilities and stockholders’ equity	$ 90,606	$ 99,128